Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity Disciplined Equity Fund, Fidelity Capital Appreciation Fund, Fidelity Focused Stock Fund and Fidelity Value Fund of our reports dated December 21, 2006 on the financial statements and financial highlights included in the October 31, 2006 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 27, 2006